Exhibit 10.2

ASSET PURCHASE AGREEMENT
by and between
SPECTRA ENERGY VIRGINIA PIPELINE COMPANY,
as Seller
and
EAST TENNESSEE NATURAL GAS, LLC,
as Buyer
dated as of
December 13, 2007

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions	1
Section 1.2 Rules of Construction	8

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Purchased Assets	9
Section 2.2 Consideration	9
Section 2.3 The Closing	9

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER

Section 3.1 Organization	11
Section 3.2 Authorization; Enforceability	11
Section 3.3 No Conflict	11
Section 3.4 Investment Representation	11
Section 3.5 Litigation	12
Section 3.6 Brokers’ Fees	12
Section 3.7 Contracts	12
Section 3.8 Taxes	13
Section 3.9 Condition of Pipelines	13
Section 3.10 Environmental Matters	13
Section 3.11 Legal Compliance	14
Section 3.12 Permits	14
Section 3.13 Insurance	14

i

Page
Section 6.3 Tax Indemnity	20
Section 6.4 Scope	21
Section 6.5 Tax Refunds	21

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of Buyer	21
Section 7.2 Conditions to the Obligations of Seller	22

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Survival	22
Section 8.2 Indemnification	23
Section 8.3 Indemnification Procedures	24
Section 8.4 Additional Agreements Regarding Indemnification	25
Section 8.5 Waiver of Other Representations	25
Section 8.6 P-25 Total Unit Consideration Adjustment	26
Section 8.7 Exclusive Remedy	26

ARTICLE IX
TERMINATION

Section 9.1 Termination	27
Section 9.2 Effect of Termination	27

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices	27
Section 10.2 Assignment	28
Section 10.3 Rights of Third Parties	28
Section 10.4 Expenses	29
Section 10.5 Counterparts	29

Page
Section 10.6 Entire Agreement	29
Section 10.7 Disclosure Schedule	29
Section 10.8 Amendments	29
Section 10.9 Publicity	29
Section 10.10 Severability	29
Section 10.11 Governing Law; Jurisdiction	30
Section 10.12 Action by Buyer	30

Disclosure Schedule

Schedule A	-	Purchased Assets
Schedule 1.1(i)	-	Buyer Knowledge
Schedule 1.1(ii)	-	Seller Knowledge
Schedule 1.1(iii)	-	Permitted Liens
Schedule 3.3	-	Seller Approvals
Schedule 3.5	-	Litigation
Schedule 3.6	-	Seller Brokers’ Fees
Schedule 3.7(a)	-	Material Contracts
Schedule 3.7(c)	-	Enforceability of Material Contracts; No Defaults
Schedule 3.8	-	Taxes
Schedule 3.10	-	Environmental Matters
Schedule 3.13	-	Insurance
Schedule 3.14(a)	-	Material Real Estate Leases
Schedule 4.3	-	Buyer Approvals
Schedule 4.5	-	Buyer Brokers’ Fees
Schedule 5.1	-	Conduct of Business
Schedule 5.4	-	Company Guarantees

v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of December 13, 2007 (this “Agreement”), is entered into by and between Spectra Energy Virginia Pipeline Company, a corporation organized under the Laws of the Commonwealth of Virginia (“Seller”), and East Tennessee Natural Gas, LLC, a limited liability company organized under the Laws of the State of Tennessee (“Buyer”).
RECITALS
     WHEREAS, Seller desires to transfer to Buyer all of its right, title and interest in approximately 72 miles of 8”natural gas transmission pipeline, commencing at Seller’s meter station located at Chilhowie, VA, and continuing eastward to Seller’s meter station located at Radford, VA, together with 0.5 miles of the 4” Marion lateral and certain other assets, liabilities and obligations associated with such pipeline facilities and described on Schedule A attached hereto (the “Purchased Assets”), and Buyer desires to purchase the Purchased Assets, in exchange for the P-25 Common Units (as defined below), the assumption by Buyer of the Assumed Liabilities (as defined below) and payment by Buyer to Seller of the P-25 CapEx Reimbursement (as defined below), all upon the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Assignments” has the meaning provided such term in Section 2.3(b).
     “Assumed Liabilities” means any and all liabilities directly relating to or arising out of the Purchased Assets and excludes the Excluded Assets and Liabilities.
     “Balance Sheet Date” means October 31, 2007.

     “Bill of Sale” has the meaning provided such term in Section 2.3(b).
     “Billed Party” has the meaning provided such term in Section 6.1.
     “Business” means the ownership and operation of the Purchased Assets.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “Buyer” has the meaning provided such term in the recitals of this Agreement.
     “Buyer Approvals” has the meaning provided such term in Section 4.3.
     “Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).
     “Claim Notice” has the meaning provided such term in Section 8.3(a).
     “Closing” has the meaning provided such term in Section 2.3(a).
     “Closing Date” has the meaning provided such term in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Company Guarantees” means all guaranties, letters of credit, bonds, sureties, cash collateral accounts and other credit support or assurances provided by Seller or any of its Affiliates in support of any obligations related to the Business, including those obligations listed on Schedule 5.4.
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.3(b)(i), (ii), (iii), (v) and (vi) by Buyer and the items in Section 2.3(c)(i), (ii), (iii), (iv) and (vi) by Seller.
     “Disclosure Schedule” means the schedules attached hereto.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Effective Time” has the meaning provided such term in Section 2.3(a).
     “Environment” means (a) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. 1801 et seq., and (b) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.
     “Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to health, safety, the Environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “Excluded Assets and Liabilities” means any and all of the following: (a) all cash or cash equivalents of Seller; (b) all accounts payable or accounts receivable or other working capital items of Seller; (c) any Indebtedness for Borrowed Money owed to or by Seller; (d) the Virginia Pipeline Company’s Storage System; (e) all insurance policies and rights thereunder of Seller, including rights to any cancellation value as of the Closing Date; (f) all records of Seller that do not constitute Records; (g) all proprietary or confidential business or technical information, intellectual property, Records and policies which relate to Seller and its lines of business other than the Purchased Assets; (h) all marks of Seller, including any and all trademarks or service marks, trade names, slogans, logos or other like property relating to or including the name “Virginia Pipeline” and any derivatives or variations thereof; and (i) all refunds of costs or expenses borne by Seller prior to the Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.
     “Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1 and 3.2.
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, containment or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.
     “Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person and (f)  all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
     “Indemnified Party” has the meaning provided such term in Section 8.3(a).
     “Indemnified Tax Claim” has the meaning provided such term in Section 6.3(b).
     “Indemnifying Party” has the meaning provided such term in Section 8.3(a).
     “Knowledge” as to Buyer means the actual knowledge of those Persons listed on Schedule 1.1(i), and; as to Seller means the actual knowledge of those Persons listed on Schedule 1.1(ii); provided, however, that those Persons noted in such Schedule 1.1(ii) as not having knowledge as to the Purchased Assets shall be disregarded with respect to any representation relating to the Purchased Assets qualified by “Knowledge”.
     “Lands” means all of the fee property, leases, servitudes, easements, assignments, rights-of-way and licenses associated with the Purchased Assets that have been granted to or are held by Seller.
     “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.
     “Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.
     “Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article VIII.
     “Material Adverse Effect” means, with respect to any Person or the Purchased Assets, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person or the Purchased Assets, or (b) materially impedes or would reasonably be expected to impede the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:
          (i) any change in general economic conditions in the industries or markets of which the Purchased Assets are a part;

          (ii) seasonal reductions in revenues or earnings relating to the Purchased Assets substantially consistent with the historical results of such Purchased Assets;
          (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
          (iv) changes in Law or GAAP; or
          (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.
     Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a disproportionate effect on the Purchased Assets as compared to other similar assets in the industry or markets of which the Purchased Assets are a part.
     “Material Contracts” has the meaning provided such term in Section 3.7(a).
     “Material Real Estate Leases” has the meaning provided such term in Section 3.14.
     “Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.
     “P-25 CapEx Reimbursement” means the sum of the capital expenditures incurred by Seller with respect to the Purchased Assets during the 24 month period prior to the Closing Date; provided, however, that such amount shall not exceed $1,000,000.
     “P-25 Common Units” means the number of Common Units that is computed by dividing the P-25 Total Unit Consideration by the Per Unit Value.
     “P-25 Pipeline” means approximately 72 miles of 8” transmission pipeline operated by Seller.
     “P-25 Total Unit Consideration” means the difference of the P-25 Total Value less the P-25 CapEx Reimbursement.
     “P-25 Total Value” means $25,300,000.
     “Parties” means Seller and Buyer.
     “Per Unit Valuation Date” means the date that is three days prior to the Closing Date.
     “Per Unit Value” means the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using the Bloomberg SEP Equity AQR function.

     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
     “Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of Seller to conduct the Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of Seller to conduct the Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness for Borrowed Money and which do not materially and adversely affect the ability to conduct the Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by Buyer or its successors and assigns.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Pre-Closing Taxable Period” means any taxable period ending on or before the Effective Time and that portion of any taxable period beginning before and ending after the Effective Time that ends on the Effective Time.
     “Purchased Assets” has the meaning provided such term in the recitals of this Agreement.
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of, without limitation, Hazardous Substances, into the Environment.
     “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
     “SE Transmission” means Spectra Energy Transmission, LLC, a limited liability company organized under the Laws of the State of Delaware.

     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.
     “Seller” has the meaning provided such term in the recitals of this Agreement.
     “Seller Approvals” has the meaning provided such term in Section 3.3.
     “Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).
     “Spectra Energy Corp” means Spectra Energy Corp, a Delaware corporation.
     “Spectra MLP” means Spectra Energy Partners, LP, a Delaware limited partnership.
     “Spectra MLP Financial Statements” has the meaning provided such term in Section 4.7.
     “Spectra MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra MLP dated as of July 2, 2007.
     “Spectra MLP SEC Documents” has the meaning provided such term in Section 4.7.
     “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (b) any liability related to the Purchased Assets for the payment of any amounts of any of the foregoing types as a result of Seller being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.
     “Tax Indemnified Party” has the meaning provided such term in Section 6.3(b).

     “Tax Indemnifying Party” has the meaning provided such term in Section 6.3(b).
     “Tax Proceeding” means any audit, litigation or other proceeding with respect to Taxes.
     “Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
     “Third Party Claim” has the meaning provided such term in Section 8.3(a).
     “United States” or “U.S.” means United States of America.
     “Virginia Pipeline Company’s Storage System” means those storage facilities owned by Seller and the related intrastate natural gas transmission system other than the Purchased Assets.
     Section 1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

          (h) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.
ARTICLE II
PURCHASE AND SALE; CLOSING
     Section 2.1 Purchase and Sale of Purchased Assets.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Assets.
          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform and discharge Seller for the Assumed Liabilities.
          (c) For purposes of greater clarification, the Purchased Assets shall not include, and Buyer shall not obtain any rights whatsoever in, the Excluded Assets and Liabilities or in any other assets or rights of Seller other than the Purchased Assets.
     Section 2.2 Consideration.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Purchased Assets, Buyer shall (i) distribute to Seller the P-25 Common Units, (ii) pay to Seller the P-25 CapEx Reimbursement, which amount shall be payable in cash and (iii) assume and agree to pay, perform and discharge Seller for the Assumed Liabilities. For purposes of determining the P-25 CapEx Reimbursement, Seller shall provide a binding good faith estimate of such amount at least ten days prior to the Closing Date.
          (b) The Parties acknowledge that the transactions described in this Article II are properly characterized as transactions described in Section 721(a) of the Code.
     Section 2.3 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, commencing at 10:00 a.m. local time on the later of April 1, 2008 and the first day of the month following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, the Closing shall be deemed to have been consummated at 12:01 a.m. Houston, Texas time on the Closing Date (the “Effective Time”).
          (b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:

          (i) a deed in a form reasonably acceptable to Buyer and Seller conveying Seller’s interests in the Lands to Buyer;
          (ii) assignment and assumption agreement(s) in a form or forms reasonably acceptable to Buyer and Seller effecting the transfer to Buyer of all the rights, liabilities and obligations under each Material Contract included in the Purchased Assets (such agreement(s), the “Assignments”) executed by Seller;
          (iii) a bill of sale and assignment in a form reasonably acceptable to Buyer and Seller effecting the transfer to Buyer of ownership of all of the Purchased Assets, except the Lands and the Material Contracts included in the Purchased Assets (such bill of sale and assignment, the “Bill of Sale”) executed by Seller;
          (iv) the Cross Receipt executed by Seller;
          (v) a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person; and
          (vi) such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.
     (c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:
          (i) the P-25 CapEx Reimbursement to Seller by wire transfer of immediately available U.S. federal funds to an account or accounts specified by Seller;
          (ii) the P-25 Common Units in certificated or book entry form;
          (iii) the Assignments executed by Buyer;
          (iv) the Bill of Sale executed by Buyer;
          (v) the Cross Receipt executed by Buyer; and
          (vi) such other certificates, instruments of conveyance and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER
     Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
     Section 3.1 Organization. Seller is a corporation as of the date of this Agreement (and will be a limited liability company as of Closing), duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.
     Section 3.2 Authorization; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by Seller hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on Seller’s part, and no other proceeding on Seller’s part is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.3 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:
          (a) violate in any material respect any Law applicable to Seller, SE Transmission or Spectra Energy Corp or require of Seller, SE Transmission or Spectra Energy Corp any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (b) violate any Organizational Document of Seller, SE Transmission or Spectra Energy Corp; or
          (c) (i) breach any material Contract to which Seller, SE Transmission or Spectra Energy Corp is a party or by which Seller, SE Transmission or Spectra Energy Corp may be bound or any Material Contract, (ii) result in the termination of any Material Contract, (iii) result in the creation of any Lien upon any of the Purchased Assets or under any Material Contract, (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the Purchased Assets.
     Section 3.4 Investment Representation. Seller is purchasing the P-25 Common Units for its, SE Transmission’s and their respective Affiliates’ own accounts with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. Seller acknowledges that such P-25 Common Units have not been registered under federal and state securities Laws and that such P-25 Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
     Section 3.5 Litigation. Except as set forth in Schedule 3.5, there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Seller, threatened against Seller or which relate to the Purchased Assets other than lawsuits or actions which could not reasonably be expected to have a Material Adverse Effect, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Seller or relating to the Purchased Assets that would adversely affect Seller’s ability to perform Seller’s obligations under this Agreement.
     Section 3.6 Brokers’ Fees. Except as set forth on Schedule 3.6, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
     Section 3.7 Contracts.
          (a) Schedule 3.7(a) contains a true and complete listing of the following Contracts to which Seller is a party (such Contracts that are required to be listed on Schedule 3.7(a) being “Material Contracts”):
               (i) each Contract for the transportation of gas related to the Purchased Assets;
               (ii) each Contract related to the Purchased Assets involving a remaining commitment requiring payment of capital expenditures;
               (iii) each Contract related to the Purchased Assets for lease of personal property;
               (iv) any other Contract related to the Purchased Assets for the purchase of materials, supplies, goods, services, equipment or other assets;
               (v) any partnership or joint venture agreement related to the Purchased Assets;
               (vi) any Contract pursuant to which any third party has rights to own or use any material asset that is part of the Purchased Assets; and
               (vii) any Contract granting to any Person a right of first refusal, first offer or right to purchase any of the assets comprising the Purchased Assets, which right survives the Closing.
          (b) True and complete copies of all Material Contracts have been made available to Buyer.

          (c) Except as set forth in Schedule 3.7(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 3.7(c), neither Seller nor, to the Knowledge of Seller, any other party is in breach of any Material Contract and Seller has not received any written notice of termination or breach of any Material Contract.
     Section 3.8 Taxes. Except as set forth on Schedule 3.8, (a) all Tax Returns required to be filed with respect to the Purchased Assets or the Business have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes owed by Seller or its Affiliates with respect to the Purchased Assets or the Business due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the Purchased Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax related to the Purchased Assets or the Business (provided, however, that the foregoing representation is limited to the Knowledge of Seller for periods prior to August 10, 2005), (e) no Tax Returns with respect to the Purchased Assets or the Business are now under audit or examination by any Tax Authority (provided, however, that the foregoing representation is limited to the Knowledge of Seller for periods prior to August 10, 2005), (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns related to the Purchased Assets or the Business or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation related to the Purchased Assets in that jurisdiction, and (h) all Tax withholding and deposit requirements imposed with respect to any of the Purchased Assets or the Business have been satisfied in full in all respects.
     Section 3.9 Condition of Pipelines. The P-25 Pipeline and the 0.5 miles of the 4” Marion lateral have been maintained and repaired in the same manner as would a prudent operator of such assets and are adequate for the purposes for which they are currently used in the Business.
     Section 3.10 Environmental Matters. Except as set forth on Schedule 3.10, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
          (a) the Purchased Assets are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Permits required under all Environmental Laws;

          (b) Seller is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award related to the Purchased Assets from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;
          (c) Seller is not subject to any action pending or threatened in writing, whether judicial or administrative, related to the Purchased Assets, alleging noncompliance with or potential liability under any Environmental Law;
          (d) there has been no Release of any Hazardous Substance into the Environment, related to the Purchased Assets, by the Seller or Seller’s assets, operations and the Business, except in compliance with applicable Environmental Law (provided, however, that the foregoing representation is limited to the Knowledge of Seller for periods prior to August 10, 2005); and
          (e) there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the Purchased Assets (provided, however, that the foregoing representation is limited to the Knowledge of Seller for periods prior to August 10, 2005).
     Buyer acknowledges that this Section 3.10 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.
     Section 3.11 Legal Compliance. Except with respect to (a) matters set forth in Schedule 3.5, (b) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 3.8), (c) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 3.10) and (d) compliance with Permits (as to which representations and warranties are made only pursuant to Section 3.12), the Purchased Assets are in compliance in all material respects with all Laws and Seller has not received written notice of any violation of any Law relating to the operation of the Business or to any of the Purchased Assets which could reasonably be expected to have a Material Adverse Effect.
     Section 3.12 Permits. Seller possesses all material Permits necessary for it to own and operate the Business as currently conducted. All such Permits are in full force and effect. There are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Upon completion of the Saltville Restructuring (as defined in that certain Contribution Agreement by and among SE Transmission, Spectra Energy Partners (DE) GP, LP and Spectra MLP dated as of the same date of this Agreement), the Buyer will have all material Permits necessary for it to own and operate the Business.
     Section 3.13 Insurance. Schedule 3.13 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance that are maintained by Seller or its Affiliates with respect to the Purchased Assets as of the date of this Agreement. There is no material claim by Seller pending under any of such policies relating to the Purchased Assets as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under such policies have been paid, and Seller has complied with the terms and conditions of such written policies. All such insurance policies are in full force and effect. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by Seller other than in the ordinary course of business.
     Section 3.14 Title to Properties and Related Matters.(a) Seller has (i) good and defensible fee simple title to or valid leasehold interests in all of the Lands and (ii) good and valid title to all of the personal property that is part of the Purchased Assets, except (x) for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially and adversely impact the conduct of the Business and (y) for easements, rights of way and similar property use rights which are addressed in Section 3.14(b), in each case free and clear of Liens other than Permitted Liens. Schedule 3.14(a) includes a list of all real estate leases directly relating to the P-25 Pipeline which involve the payment in excess of $50,000 in any calendar year or which if lost would have a Material Adverse Effect on the Business (“Material Real Estate Leases”). The Material Real Estate Leases are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Seller and, to the Knowledge of Seller, represent the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Neither Seller nor, to the Knowledge of Seller, any other party is in breach in any material respect of any Material Real Estate Lease.
          (b) The Purchased Assets include such easements, rights of way and other similar property use rights which are sufficient, in the aggregate, for Seller to conduct the Business as currently conducted except for such defects that could not reasonably be expected to have a Material Adverse Effect. Buyer acknowledges that this Section 3.14(b) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights relating to the Purchased Assets.
     Section 3.15 Absence of Certain Changes. Except as disclosed on Schedule 3.15, from the Balance Sheet Date, (a) there has not been any Material Adverse Effect on the Business, (b) the Business has been conducted, in all material respects, only in the ordinary course consistent with past practices, and (c) there has been no damage, destruction or loss to the assets or properties included in the Business which could reasonably be expected to have a Material Adverse Effect on the Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
     Buyer hereby represents and warrants as follows:
     Section 4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee.
     Section 4.2 Authorization; Enforceability. Buyer has all requisite liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of Buyer, and no other liability company proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 4.3 No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 4.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) do not and shall not:
          (a) violate in any material respect, any Law applicable to Buyer or require of Buyer any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
          (b) violate any Organizational Document of Buyer; or
          (c) (i) breach any material Contract to which Buyer is a party or by which Buyer may be bound, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
     Section 4.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Buyer, threatened against Buyer that would adversely affect the ability of Buyer to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would adversely affect the ability of Buyer to perform its obligations under this Agreement.
     Section 4.5 Brokers’ Fees. Except as set forth on Schedule 4.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
     Section 4.6 Ownership of P-25 Common Units. Immediately prior to Closing, Buyer will have good and valid title to, will hold of record and will own the P-25 Common Units free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Spectra MLP Partnership Agreement. Upon issuance, all of the P-25 Common Units will be duly authorized, validly issued and outstanding, fully paid (to the extent required under the Spectra MLP Partnership Agreement) and nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303, 17-607 and 17-804 (2007)), and will have been issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, Sellers will acquire good and valid title to all of the P-25 Common Units, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Spectra MLP Partnership Agreement.

     Section 4.7 Spectra MLP SEC Documents. Spectra MLP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Spectra MLP SEC Documents”). The Spectra MLP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Spectra MLP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Spectra MLP SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Spectra MLP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Spectra MLP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to Spectra MLP and has not resigned or been dismissed as independent registered public accountants of Spectra MLP as a result of or in connection with any disagreement with Spectra MLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 5.1, (2) as contemplated by this Agreement, or (3) as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
     (a) Seller shall (i) operate the Business in the ordinary course and (ii) use Reasonable Efforts to preserve intact the Business and its relationship with customers, suppliers and others having business relationships relating to the Purchased Assets, and
     (b) Seller shall not:
               (i) change its accounting methods, policies or practices with respect to the Business, except as required by GAAP or Law;
               (ii) sell, assign, transfer, lease or otherwise dispose of any of the Purchased Assets except in the ordinary course of business or pursuant to the terms of a Material Contract;
               (iii) make any capital expenditure with respect to the Business in excess of $100,000 other than capital expenditures reflected on Schedule 5.1 and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting any Purchased Assets;
               (iv) enter into any Contract relating to the Purchased Assets, except for Contracts entered into in the ordinary course of business;
               (v) create or assume any Lien encumbering the Purchased Assets, other than a Permitted Lien;
               (vi) terminate or close any facility, business or operation related to the Purchased Assets except in the ordinary course of business; or
               (vii) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 5.2 Access. From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, Records and appropriate officers and employees of Seller’s Affiliates who provide services related to the Purchased Assets, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Business as Buyer and such Representatives may reasonably request. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) any information the disclosure of which would jeopardize any privilege available to Seller and its Affiliates relating to such information or (b) any information the disclosure of which would result in a violation of Law.
     Section 5.3 Third Party Approvals. The Parties shall (and shall have their respective Affiliates) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of the Parties or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
     Section 5.4 Company Guarantees. A list of Company Guarantees as of the date of this Agreement is set forth on Schedule 5.4. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time following the Closing Date, each of Seller and its respective Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit their liability under any and all outstanding Company Guarantees (provided, however, that any such party shall give Buyer 90 days advance written notice prior to taking any such action), and that it is Buyer’s sole responsibility to replace the Company Guarantees, if necessary.
     Section 5.5 Update Information . At any time up to 10 days before the Closing, Seller shall supplement in writing any information furnished on the Disclosure Schedule to reflect post-signing developments and matters that have come to the Knowledge of Seller (which if not included on a Schedule would constitute a breach of this Agreement by Seller) by furnishing such supplemented information to Buyer pursuant to the notice provisions hereof. If (a) Seller so furnishes supplemental information, (b) the absence of such information would have resulted in a breach of any representation or warranty under this Agreement and (c) the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedule for all purposes hereunder; provided, however, that if such supplemental disclosure would or would reasonably be expected to result in Losses related to the Purchased Assets in excess of $500,000 in the aggregate then Buyer may elect, by written notice delivered to Seller, to terminate this Agreement no later than two Business Days before Closing.
     Section 5.6 Books and Records. From and after the Closing, Buyer shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VI) relating to the Business on or before the Closing Date in Buyer’s possession for a period of at least seven years after the Closing Date. After such seven-year period, before Buyer may dispose of any such books and records, Buyer shall give Seller at least 90 days prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Buyer shall provide to Seller, at no cost or expense to such Party, reasonable access during business hours to such books and records as remain in Buyer’s possession and reasonable access during business hours to the properties and employees of Buyer in connection with matters relating to the Business on or before the Closing Date and any disputes relating to this Agreement.
     Section 5.7 Permits. The Parties shall cooperate to provide all notices and otherwise take all reasonable actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement.
     Section 5.8 Recording. Buyer shall be solely responsible for promptly recording all instruments related to the conveyance of the Purchased Assets and shall promptly furnish Seller with the recording information. Buyer shall be responsible for all filings with state and federal agencies for change of owner or operator and shall promptly provide Seller with the copies of all such filings when made and confirmation thereof when received. All recording and filing fees shall be paid by Buyer and, where paid by Seller, reimbursed by Buyer to Seller promptly after receipt of an invoice.
     Section 5.9 Excluded Assets. Notwithstanding anything herein to the contrary, (i) all references herein to any revenues, expenses, assets or liabilities of the Seller or the Purchased Assets shall expressly exclude the Excluded Assets, (ii) all references herein to the Business, whether with respect to financial, accounting, legal, Tax or other position or operation, shall expressly exclude the businesses or the position or operation of the businesses included in the Excluded Assets and (iii) neither Seller nor any of its Affiliates makes any representations, warranties or covenants hereunder with respect to the Excluded Assets.
ARTICLE VI
TAX MATTERS
     Section 6.1 Ad Valorem Taxes. Ad valorem Taxes relating to the Purchased Assets for any tax year that includes periods prior to the Closing Date shall be prorated on a daily basis between Buyer on the one hand and Seller on the other hand, with Seller responsible for the prorated portion of such Taxes for the period up to and including the Closing Date and Spectra MLP responsible for the prorated portion of such Taxes after the Closing Date. The Party that receives the ad valorem Tax billing (the “Billed Party”) shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem Taxes owed by each Party. The Party that did not receive the ad valorem Tax billing shall pay its prorated portion of the ad valorem Taxes to the Billed Party prior to the due date of such Taxes and the Billed Party shall be responsible for the timely payment of the ad valorem Taxes to the taxing authorities.
     Section 6.2 Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer.
     Section 6.3 Tax Indemnity.
          (a) Seller shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless Buyer from (i) any breach of the representations and warranties contained in Section 3.8 and (ii) any and all Taxes for which Seller is liable pursuant to Section 6.1 and Section 6.2. Buyer shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless from any and all Taxes which relate to or result from the income, Business, property or operations related to the Purchased Assets after the Effective Time.
          (b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 6.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.
          (c) The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 6.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 6.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.
     Section 6.4 Scope. Notwithstanding anything to the contrary herein, this Article VI shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 3.8). The rights under this Article VI shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.
     Section 6.5 Tax Refunds. In the event that Buyer receives any refund of Taxes from a taxing jurisdiction or a reimbursement of Taxes from a third party with respect to any Pre-Closing Taxable Period (which is related to the Purchased Assets), such amounts shall belong to Seller and shall be forwarded by Buyer to Seller within 10 days of receipt.
ARTICLE VII
CONDITIONS TO OBLIGATIONS
     Section 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
          (a) all necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that do not or would not reasonably be expected to result in Losses related to the Purchased Assets in excess of $500,000 in the aggregate. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the Buyer Approvals, other than those that do not or would not reasonably be expected to result in Losses related to the Purchased Assets in excess of $500,000 in the aggregate;
          (b) each of the representations and warranties of Seller contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or before the Closing;
          (d) Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Sections 7.1(b) and (c) have been fulfilled;
          (e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith; and

          (f) the parties to that certain Contribution Agreement by and among Spectra Energy Transmission, LLC, Spectra Energy Partners (DE) GP, LP and Spectra Energy Partners, LP dated as of the same date of this Agreement have indicated that they are ready, willing and able to, and shall, close the transactions contemplated thereby promptly after the Closing.
     Section 7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
          (a) all necessary filings with and consents, approvals, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Seller. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the Seller Approvals, other than those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Seller;
          (b) each of the representations and warranties of Buyer contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;
          (d) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in Sections 7.2(b) and (c) have been fulfilled;
          (e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith; and
          (f) the parties to that certain Contribution Agreement by and among Spectra Energy Transmission, LLC, Spectra Energy Partners (DE) GP, LP and Spectra Energy Partners, LP dated as of the same date of this Agreement have indicated that they are ready, willing and able to, and shall, close the transactions contemplated thereby promptly after the Closing.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Survival

          (a) The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 18 months following the Closing; provided, however, that (i) the Fundamental Representations and Warranties shall survive for the applicable statute of limitations, (ii) the representations and warranties set forth in Section 3.8 shall survive as set forth in Article VI and (iii) the representations and warranties in Section 3.10 shall survive for three years following the Closing. No Party shall have any liability for indemnification claims made under this Article VII with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.
          (b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.
     Section 8.2 Indemnification.
          (a) Subject to Article VI relating to Taxes and the provisions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that Buyer Indemnified Parties incur arising from any breach of any representation, warranty or covenant of Seller in this Agreement or in the certificate to be delivered at Closing.
          (b) Subject to Article VI relating to Taxes and the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless Seller, Seller’s Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from or out of (i) any breach of any representation, warranty or covenant of Buyer in this Agreement or in the certificate to be delivered at Closing, (ii) the Assumed Liabilities or (iii) the Company Guarantees.
          (c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
          (d) Notwithstanding anything in this Article VIII to the contrary, all Losses relating to Taxes which are the subject of Article VI shall only be subject to indemnification under Section 6.3.
     Section 8.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VI) shall be asserted and resolved as follows:
          (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the appropriate Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.
          (e) Notwithstanding anything to the contrary in this Section 8.3, the indemnification procedures set forth in Article VI shall control any indemnities relating to Taxes.
     Section 8.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:
          (a) a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations and Warranties) of Seller in this Agreement in connection with any single item or group of related items that results in Losses of less than $10,000 shall be deemed, for all purposes of this Article VIII not to be a breach of such representation, warranty or pre-closing covenant;
          (b) Seller shall have no liability arising out of or relating to Section 8.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by Buyer Indemnified Parties thereunder exceed $253,000 (and then, subject to Section 8.4(c), only to the extent such aggregate Losses exceed such amount);
          (c) in no event shall the aggregate liability of Seller arising out of or relating to Section 8.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) exceed $5,060,000;
          (d) the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss; (ii) any Tax Benefits with respect to such Loss and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss;
          (e) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article VIII, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III;
          (f) as contemplated by Section 5.9, neither Seller nor any of its Affiliates shall have any liability hereunder that arises out of or relating to the Excluded Assets; and
          (g) for the avoidance of doubt, nothing in this Section 8.4 shall affect the provisions of Article VI.

     Section 8.5 Waiver of Other Representations.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PURCHASED ASSETS.
          (b) The representations and warranties contained in Section 3.10 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.
     Section 8.6 P-25 Total Unit Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the P-25 Total Unit Consideration for Tax purposes.
     Section 8.7 Exclusive Remedy.
          (a) Notwithstanding anything to the contrary herein except as provided in Sections 6.2, 6.3, 8.2 or 9.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and each Party hereby waives any right of contribution against the other Party and its respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.
          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 8.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE VIII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE VIII.

ARTICLE IX
TERMINATION
     Section 9.1 Termination At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) pursuant to Section 5.5;
          (b) by the mutual consent of the Parties as evidenced in writing signed by each of the Parties;
          (c) by any Party if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (d) by any Party, if the Closing has not occurred on or before September 30, 2008 or such later date as the Parties may agree upon.
     Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 9.2 and 10.4 shall survive any termination of this Agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

(a) If to Buyer, to:
East Tennessee Natural Gas, LLC
c/o Spectra Energy Partners, LP
5400 Westheimer Court
Houston, TX 77056
Attention: Greg Harper, President and Chief Executive Officer
Facsimile: (713) 989-1818
With copies to:
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, TX 77056
Attention:           Chairman of the Conflicts Committee of the Board of
                             Directors of Spectra Energy Partners GP, LLC
Facsimile:           (713) 650-8105
(b) If to Seller, to:
Spectra Energy Virginia Pipeline LLC
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:           Alan N. Harris, Chief Development Officer
                             Room Code: WO 8M56
Facsimile:           (713) 627-4635
With copies to:
Spectra Energy Transmission, LLC
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:           Anders K. Torning, Associate General Counsel – M & A
                             Room Code: WMO 9D65
Facsimile:           (713) 989-3190
or to such other address or addresses as the Parties may from time to time designate in writing.
     Section 10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of all of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
     Section 10.3 Rights of Third Parties. Except for the provisions of Section 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
     Section 10.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
     Section 10.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller in and of itself, that such information is material to or outside the ordinary course of the Business or required to be disclosed on the Disclosure Schedule.
     Section 10.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
     Section 10.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.
     Section 10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
     Section 10.11 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.
          (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
          (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).
          (d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 10.12 Action by Buyer. With respect to any action (including any case where the agreement of, or selection by, Buyer is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Buyer prior to or after the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee (as defined in the Spectra MLP Partnership Agreement) on behalf of Buyer.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER: SPECTRA ENERGY VIRGINIA PIPELINE COMPANY
By:	/s/ Mark R. Fiedorek
Name:	Mark R. Fiedorek
Title:	President

BUYER: EAST TENNESSEE NATURAL GAS, LLC
By:	/s/ Patrick T. Gibson
Name:	Patrick T. Gibson
Title:	Vice President

[Signature Page to the Asset Purchase Agreement]